Product Sales Agreement

Date:

Party A:
Party B:

Under the Contract Law of the People’s Republic of China and other relevant laws and regulations, both parties agree to enter into the following agreements after friendly negotiation to define obligations and rights for each party respectively.

I	Authorized Sales

1.
Party A authorizes Party B exclusively sells its product within the region Party B resides. Party B shall not distribute products of Party A outside the region. Otherwise, Party A may unilaterally terminate the Contract.

2.
Party B should primarily promote and sell products of Party A, follow the marketing plans and related regulations of Party A, report to party A about information of terminal sales, customer of the product and other information about general sales. Party B shall not sell fake product or infringe any intellectual property of Party A. Party B shall promptly notify Party A if any products that highly similar to Party A’s product emerged in the market.

II	Shipping Expenses

Party A bears shipping expenses under FOB first destination (refer to the Party B’s region)

III	Payment

1.	Party B shall make payment and prepayment strictly in accordance with Party A’s requirement.

2.	Party B shall not postpone the payment for the products.

3.	Party B must transfer payment to the account designated by Party A. Party B may choose cash payment to Party A with regard to the actual situation.

4.	Sales and payment between the Parties are checked by Party B and the accounting department of Party A. The Parties would verify the sales ledger based on result of the annual check.

IV	Cargo Acceptance

Party A shall provide qualified products, and be responsible for the quality of products. Party B must check variety and quantity of the products upon reception of products. If Party B complaints about product quality, it shall communicate in written with Party A within 2 business days, Party A will be recognized and processed within two weeks. Party A will not solve the complaints if the complaints are made over time.

V	Publicity and promotion

Party B should propose market promotion plans according to local market information, and implement the plans with Party A after they are verified by the Parties. Party A will provide promotional magazines, newspapers, or leaflets. Party B must hand out the materials to farmers in the key areas..

VI	Brand Management and Maintenance

Party B should bear the obligations on protection of the reputation and intellectual properties of Party A and maintain good relationships with the local government and authorities to coordinate and solve probable dispute over products.

VII	Responsibility of breach of contract

1.	Both parties should duly obey and fulfill this contract.

2.
If this agreement is breached by any Party, the default Party shall pay to the other Party penalty which equals to 20% of the defaulted transaction, and should compensate the other Party for other loss result from the default of this contract.

3.	The Parties are not subject to penalties if the default is result from force majeure.

VIII	This contract is valid for 1 year.

IX	The Dispute solution

The parties agree to negotiate upon issues not covered herein, or submit to the local People’s Court of residence of Party A if no agreement is reached.

This contract is in duplicate, each party shall retain one original. The 2 original enjoy equal legal effect.

This contract shall take effect at the time it is countersigned by both Parties or authorized representative of any party.

Party A:	Qiqihaer Fuer Agronomy Inc	Party B:
Legal Representative:		Legal Representative:
Agent:		Agent: